body { color:#000000; background-color:#FFFFFF; } a { color:#0000FF; } a:visited { color:#800080; } a:hover { color:#008000; } a:active { color:#FF0000; } -->

WRITTEN CONSENT IN LIEU OF FIRST MEETING OF THE BOARD OF DIRECTORS OF PYROTEC, INC.

Pursuant to Article II, Section 2.8 of the Bylaws of PyroTec, Inc. (the "Corporation"), a Delaware corporation and successor in interest to Accelerated Acquisition XV, Inc., the Board of Directors hereby takes the following action without a meeting. All of the Directors of PyroTec consent to the following actions as of the date appearing below:

1. The actions of the incorporator in connection with the organization of the Corporation are ratified and confirmed.

2. The true copy of the First Amended Certificate of Incorporation of the Corporation is inserted in the front of the updated minute book of the Corporation showing the name of the corporation as "PyroTec, Inc.".

3. The Bylaws presented to the Board of Directors are adopted article by article, and as a whole, as the Bylaws of the Corporation, and that the Secretary of the Corporation is directed to cause a copy of the Bylaws to be inserted in the minute book immediately following the true copy of the First Amended Certificate of Incorporation of the Corporation.

4. The following persons are elected to the respective offices designated to serve in such capacities until the next organization meeting of Board of Directors (or consent in lieu thereof) and until their respective successors are elected and qualified or until their earlier resignation or removal:

President/Chief Executive Officer: John Burns
Secretary: Mark Rynearson
Treasurer: Amy Roy-Haeger

5. The Board of Directors shall set officer compensation and complete any stock incentive programs at the time of its next special or annual meeting.

6. The form of certificate for common shares of the Corporation presented to the Board of Directors is adopted as the certificate to represent common shares of the Corporation and that such form of certificate be attached to the record of this action as a specimen thereof.

7. The fiscal year, until further action by the board of directors, is the period that ends on December 31st of each year.

8. Any one or more of the officers of the Corporation is authorized to pay all expenses incurred in connection with the incorporation and organization of the Corporation.

9. The Corporation may transact banking business at such banks as the president or secretary/treasurer may from time to time determine; that the secretary of the Corporation is authorized to execute and deliver to such banks their customary form of corporate resolutions applicable to any such accounts and to attach copies of such resolutions to these consent resolutions, which adopted in the same manner and with the same effect as if set out in full; and that such resolutions are in full force and effect and binding on the Corporation until they have been rescinded and written notice of such rescission has been delivered to such bank.

10. The purpose of authorizing the Corporation to do business in any state, territory, or dependency of the United States or any foreign country in which it is necessary or expedient for the Corporation to transact business, any one or more of the officers of the Corporation is authorized to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices, and, under the corporate seal, to pay all fees and to make and file all necessary applications, certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Corporation to transact business therein, and, whenever it is expedient to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Corporation to do business in any such state, territory, dependency, or country.

11. Any one or more of the officers of the Corporation is authorized to adopt assumed names for the Corporation in the State of Delaware, if any, and that the officers of the Corporation are authorized and empowered in the name and on the behalf of the Corporation to file the applicable certificates of assumed name with the State of Delaware.

12. Any one or more of the officers of the Corporation is authorized and empowered in the name and on behalf of the Corporation to do any and all acts and things and execute any other instruments and documents that may be or become necessary in the operations of the Corporation's business, and any other action desirable or proper to carry out, put into effect, and make operative, any portion or portions of the foregoing resolutions.

13. John Burns, acting as President of the Corporation, is hereby authorized to submit the proposed agreements to the nominated members of the Board of Directors, and take any other action authorized by the shareholders under the Consent of Shareholders in Lieu of Meeting Resolutions.

This consent is executed as of May 15, 2012.

RESOLVED:

/s/ Jon Dyer
Jon Dyer
Board of Directors
Chairman of the Board